Exhibit 99.1

Press Release For immediate release

Invesco Ltd. provides update on UK and Continental Europe business; announces accelerated share repurchase program

Investor Relations Contact: Jordan Krugman                                                 404-439-4605
Media Relations Contact: Graham Galt                                                                404-439-3070

Atlanta, June 30, 2016 --- Invesco Ltd. (NYSE: IVZ) today reported long-term net flow information for its EMEA business to provide greater transparency to the market in light of the recent UK Referendum (see table, below). Additionally, long-term net flows for Invesco Ltd. from June 1 through June 29, 2016, were positive at $1.3 billion.

Total daily long-term net flows for EMEA* ($s in millions)
Thursday, June 23, 2016	$137
Friday, June 24, 2016	($228)
Monday, June 27, 2016	($32)
Tuesday, June 28, 2016	$20
Wednesday, June 29, 2016	$27
*Daily flow data are estimated amounts; actual flows are subject to confirmation and may vary from these estimated amounts. For each day, the estimated amount includes estimated retail flows (1) through the midday NAV valuation time on such day and (2) from and after such midday NAV valuation time the immediately preceding day.

“Clients and investors across the UK and Continental Europe have reacted thoughtfully to the current market volatility,” said Martin L. Flanagan, president and CEO of Invesco Ltd. “Long-term net flow activity over the past few days has been consistent with what we’ve seen in other volatile markets, but not exceptional. Clients are taking advantage of the market’s movement by utilizing the full range of Invesco’s comprehensive fund range to achieve their investment objectives.
“Even though the UK has voted to leave the European Union, clients across EMEA will continue to need investment advice as governments and the markets work through the implications of the vote. The market that comprises the UK and Continental Europe is one of the world’s largest and, even with currency fluctuations and market volatility, will remain dynamic and highly attractive.
“Invesco provides a comprehensive range of capabilities - including equities and fixed income (domestic and global), balanced and alternative strategies - managed by experienced investment teams located across the globe and delivered locally by client relationship teams on the ground in the UK and Continental Europe to meet local investor needs.
“Our clients are located in a variety of countries across the UK and Continental Europe, and Invesco’s people and our fund ranges are organized to meet their needs - a key competitive advantage for the firm. Our client relationship teams are locally based - generally, UK client relationship teams are based in the UK and serve clients in the UK, while Continental European client relationship teams are deployed across the Continent serving clients on the Continent.
“The UK vote to leave the EU has no impact on our ability to continue to offer our products in their respective markets. For example, we have separate fund ranges that are sold to clients in the UK (UK-domiciled ICVCs) and Continental Europe (Luxembourg-domiciled SICAVs and Ireland-domiciled unit trusts). We’ve been organized for many years in this manner to meet client needs in this market.

Exhibit 99.1

“The largest impact to asset managers will be felt in NAV/FX declines from markets.  In 2015 Invesco generated approximately 21% and 14% of its net revenue1 in the UK and Continental Europe, respectively. As we’ve noted previously, Invesco has hedged 75% of our GBP-based operating income for each quarter through March 31, 2017. This hedge is in the form of put option contracts set at a strike level of $1.4355 based on the average daily foreign exchange rate for the applicable time period. The gains derived from these hedges would help offset the impact on earnings per share resulting from a decline in the GBP.
“In the current market environment, clients and investors are seeking a range of investment capabilities that meet their needs, and Invesco’s well-diversified range of capabilities positions us very well to help them meet their long-term investment objectives.”
Accelerated share repurchase
Reflecting confidence in the fundamentals of its business over the long term, the company intends to take advantage of the current price of Invesco shares by executing an accelerated share repurchase program.
As part of the previously announced Board-approved share repurchase program, the company intends to enter into an accelerated share repurchase agreement with Morgan Stanley & Co. LLC to repurchase $150 million of the company’s outstanding common stock (the “ASR”).  The company expects to receive an initial delivery of shares on July 1, 2016, based on the closing price on June 30, 2016.  The total number of shares that the company will repurchase under the ASR will be determined upon final settlement based generally on the volume-weighted average price of the company’s common stock during the repurchase period.  Final settlement of the ASR is expected to occur no later than third quarter of 2016.

About Invesco Ltd.

Invesco Ltd. is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

1
Net revenue is a non-GAAP financial measure calculated for Invesco Ltd. as US GAAP operating revenues adjusted for the proportional share of revenues, net of third-party distribution expenses, from joint venture investments, third party distribution, service and advisory expenses and the impact of consolidated investment products.

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